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                                                                    EXHIBIT 10.8

                           ADVISORY SERVICES AGREEMENT

                                     BETWEEN

                               MMM HOLDINGS, INC.
                          A CORPORATION ORGANIZED UNDER
                   THE LAWS OF THE COMMONWEALTH OF PUERTO RICO
                                    (ADVISOR)

                                       AND

                              MMM HEALTHCARE, INC.
                          A CORPORATION ORGANIZED UNDER
                   THE LAWS OF THE COMMONWEALTH OF PUERTO RICO
                                   (OPERATOR)

                                   DATED AS OF

                                 JANUARY 1, 2005

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                           ADVISORY SERVICES AGREEMENT

     This Advisory Services Agreement (the "Agreement"), dated as of January 1, 2005 by and between MMM Holdings, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the "Advisor") and MMM Healthcare, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the "Operator").

                                   BACKGROUND

     A. Operator owns and runs a Medicare Advantage Plan in Puerto Rico (the "MA Business").

     B. Aveta Health, Inc., (hereinafter "Aveta") is a corporation that, through its subsidiaries and related companies, owns or operates a variety of health care service businesses and other companies primarily focused on medical care for the elderly. These businesses include (i) long term care and assisted living facilities, (ii) operating or managing IPAs, Health Plans and other related entities, (iii) providing services to or on behalf of a Health Plan in the areas of medical management, risk adjustment, medical network operations or administration, plan design, pricing, utilization or quality control revenues,
(iv) institutional pharmacy services, (v) providing hospice care, and (v) investing in private equity, hedge funds, and real estate and other businesses.

     C. As a result, Aveta has available to it expertise in matters relating to finance, accounting, law, and management of Health Plans, health care service businesses and related businesses, as well as expertise in the areas of medical management, management of care operations, and implementation of changes in Medicare law and regulations, such as the implementation of the Medicare program for prescription drug benefits (hereinafter referred to as "Part D") and changes in methodology of premium payments (and related strategic and tactical considerations) to health service organizations operating under Medicare Advantage contracts with the Centers for Medicare & Medicaid Services ("CMS") (such services are referred to hereinafter as "Risk Adjustment Services").

     D. Aveta is currently unwilling to establish operations directly in the Commonwealth of Puerto Rico because it is reluctant to open itself to taxation, regulation or litigation in Puerto Rico. Furthermore, Aveta does not have the business structure to execute such services directly for MMM Healthcare in Puerto Rico.

     E. Advisor has agreed to arrange for certain personnel of Aveta and related entities to be available under the supervision of T.J. O'Donnell, LLC, a consultant to Advisor to assist Holdings in providing services hereunder.

     F. Currently very few companies have developed expertise with respect to the implementation of Part D and Risk Adjustment Services and there is not an established unrelated company in the United States or in Puerto Rico able to provide the services described herein in a manner acceptable to Operator.


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     G. Operator desires to engage Advisor to provide advice and consultation to the Operator to assist it in managing the operations of the MA Business on Operator's behalf.

     H. Advisor is willing to provide advisory and consulting services with respect to the MA Business on the basis, terms and conditions set forth below.

                                      TERMS

     NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements set forth below, and intending to be legally bound, Operator and Advisor agree as follows:

SECTION 1. APPOINTMENT OF ADVISOROperator hereby appoints and engages Advisor as Advisor to the MA Business, and Advisor agrees to act as Advisor to the MA Business to during the term of this Agreement upon the terms and conditions hereinafter stated. In providing services hereunder, Advisor shall exercise reasonable care and shall perform its duties hereunder in accordance with industry best practices and accepted professional standards, and in any event, shall exercise at least the same degree of diligence and skill applied by Advisor in its other business operations. Advisor shall comply with Operator's policies made known to Advisor by Operator. In the absence of any such policy, Advisor shall exercise its reasonable judgment in performing its services hereunder. Any advice, policy, process or procedure for the MA Business proposed by Advisor, and any subsequent amendments or additions, hereunder shall be subject to Operator's approval which approval may not be withheld or delayed in Operator's sole and unfettered discretion. In providing services hereunder, Advisor shall operate in compliance with the requirements of governmental authorities and third party payors.

During the term of this Agreement, Operator shall retain authority over the MA Business as required by law in accordance with the licenses held by the MA Business. Nothing in this Agreement shall require or obligate Advisor to perform any service or to undertake any responsibility with respect to any matter that by law, regulation or requirement of a governmental authority or third party payor is required to be the direct responsibility or obligation of a holder of such licenses.

SECTION 2. TERM The term of this Agreement shall commence on the date hereof (the "Commencement Date") and, unless the Agreement is sooner terminated pursuant to Section 13, shall continue for a period ending on December 31, 2007 (the "Initial Term"). This Agreement shall automatically renew for a one (1) year renewal term, unless either party delivers a written notice of non renewal on or before September 30, 2006.

SECTION 3. SERVICES In connection with the MA Business, Advisor shall perform or cause to be performed, the following services:

     3.1 Regulatory Approvals. Advisor shall assist Operator in its application for, and to obtain and maintain, on behalf of Operator and in its name, all necessary licenses, certifications, accreditations, permits, contracts and approvals, and renewals thereof, to operate the MA Business to comply with all applicable laws, rules and regulations and to be eligible for participation in the Reforma or Medicaid Program in the commonwealth and states in which it


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operates, the federal Medicare Program and third-party payor programs. Such assistance shall include if requested, preparation and filing of applications, financial projections and other materials reasonably related to the regulatory approvals; preparation for on-site inspections; preparation of plans of correction or consent orders; and review and recommendation of agreements. Any and all materials prepared by Advisor shall be subject to Operator's approval.

     3.2 Annual Budget. Annually during the term of this Agreement Advisor shall assist Operator in preparing an annual budget covering the operations of and proposed capital expenditures to be made with respect to the MA Business for the next fiscal year. The Annual Budget shall include a capital budget outlining a program of capital expenditures, in which each proposed capital expenditure will be designated as either mandatory, highly recommended or desirable. The Annual Budget shall include an operating budget setting forth an estimate of operating revenues and expenses for the MA Business for the next fiscal year.

     3.3 Operations Management and Affairs. Advisor shall provide overall operational advice to assist Operator in managing the operations and business affairs of the MA Business, including, but not limited to, legal services, human resources, quality control, utilization management, compliance, benefit design sales and marketing and general administration.

     3.4 Risk Management and Insurance. Advisor shall assist Operator in developing and implementing a program to identify and manage all business risks and to purchase and maintain appropriate insurance coverage for such risks.

     3.5 Strategic Planning and Marketing: Advisor shall assist Operator in developing a strategic plan and marketing program designed to maintain the Operator's market share, to assist it in diversifying its products and services and to identify opportunities for it to improve its profitability by controlling costs, providing ancillary services, operating its own health facilities or implanting other programs. Operator's efforts may also focus on identifying
(i)potential joint venture opportunities; (ii) potential shared service opportunities; (iii) physician recruitment needs; (iv) diagnostic and treatment opportunities; (v) alternative health care delivery system opportunities; (vi) long term care opportunities; and (vii) networking opportunities with other organizations. Advisor shall make specific recommendations to the Operator for service implementation including possible changes in its organizational structure. Advisor shall assist the Operator in the implementation of all approved service opportunities, organizational structure changes and other elements of the strategic plan.

     3.6 Financial Services In order to enable Operator to maintain its financial viability, to continue to meet the needs of customers, to resolve capital formation issues, to have adequate capital resources to replace capital equipment and to meet the demands of a competitive health care environment, Advisor shall (i) monitor the Operator's accounts receivable and recommend actions including improved collection practices and procedures that may be required to maximize the Operator's reimbursement and cash flow from all payors,
(ii) consult and assist in the preparation of and presentation to the Operator of monthly financial statements containing a balance sheet and a statement of income and expense in reasonable detail with narrative explanations of significant financial changes, (iii) assist in the maintenance of positive relationships with Federal, commonwealth and local officials as well as the community and (iv) assist the Operator in developing and managing a treasury function to manage its investments.


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     3.7 Management and Employees.

          (a) Advisor shall assist Operator in recruiting, hiring, training, supervising and evaluating an adequate office staff and other administrative and professional staff necessary for the operation of the MA Business. Except as otherwise expressly provided herein, all MA Business employees shall be employees of Operator and subject to Operator's personnel policies.

          (b) Advisor shall recommend general salary scales, personnel policies and appropriate employee benefits for employees of the MA Business so that the MA Business's salary scales and employee benefits are competitive with, but not excessive with respect to, salaries and benefits paid by other comparable businesses in the MA Business's general market area.

     3.8 Tax Services. The Advisor shall assist the Company and its subsidiaries in (i) in preparing any Tax returns, tax elections, or other tax filings which it is legally obligated to file, (ii) in preparing for any audits of, or disputes with Taxing Authorities regarding, and Tax returns of the Operator,
(iii) maintaining the tax records of the Operator and its subsidiaries

     3.9 Regulatory Implementation Services. The Advisor shall assist the Operator in implementing the provisions of the Medicare Modernization Act and other statutory and regulatory changes, including implementation of Part D, Risk Adjustment, and new CMS bidding procedures. This assistance shall include assistance in interpreting and implementing the regulations, providing the Operator with operational information and guidance, developing analytical tools and information systems, developing appropriate business models and methods and providing oversight and project management, all designed to allow Operator to optimize its revenue and profitability, consistent with the regulations and its quality systems.

SECTION 4. RESPONSIBILITIES OF ADVISOR IN PROVIDING SERVICES

     4.1 Compliance with Operator Policies. Manager shall comply with Operator's policies made known to Manager by Operator.(a) Compliance with Regulatory Requirements and Accreditation Standards. Advisor shall comply with the federal and state regulatory requirements, state licensure requirements, and accreditation standards applicable to the MA Business.

          (b) Services of Others. The Advisor may employ, retain or otherwise avail itself of the services or facilities of other Persons for the purpose of providing the Advisor, the Parent, the Company and its subsidiaries with such advice and information as the Advisor may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Company and its subsidiaries. All services provided hereunder shall be provided at the offices of the Company in Puerto Rico. Advisor shall neither knowingly employ, continue in employment nor contract with, any individuals or entities who have been excluded from participation in any Federal, Commonwealth or state health care program, and shall cause applicable licensure and registry lists to be consulted, criminal background checks to be performed and federal and state program exclusion and debarment lists to be checked ("Background Checks") prior to employing or contracting with any person or entity.


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     4.2 Proprietary Property. Advisor retains all ownership and other rights in all proprietary systems, policy and other manuals, materials and other information, in whatever form, developed by Advisor prior to this Agreement or developed in connection with the operation of the MA Business, whether by Operator or Advisor. Nothing contained in this Agreement shall be construed as a license or transfer of such information either during the term of this Agreement or otherwise. Upon termination of this Agreement, or earlier upon Advisor's request, Operator shall immediately return all such information to Advisor.

SECTION 5. RESPONSIBILITIES OF OPERATOR. Operator makes the following covenants that are material covenants and upon which Advisor relies as an inducement to enter into this Agreement:

     5.1 Cooperation. Operator shall cooperate with Advisor in every respect to allow Advisor to perform its services under this Agreement and will furnish Advisor with all information required by it for the performance of its services under this Agreement. Operator shall permit Advisor full access to the MA Business and will allow Advisor to examine and copy any data in the possession and control of Operator affecting management and/or operation of the MA Business.

     5.2 Operations Control. During the term of this Agreement, Operator shall retain authority over the MA Business as required by law in accordance with the licenses held by the MA Business.

     5.3 Inspection of Documents. Operator shall examine documents submitted by Advisor and render reasonable decisions pertaining thereto, when required, promptly, to avoid unreasonable delay in the progress of Advisor's work. In any emergency situation (as reasonably determined by Advisor), Advisor shall not be required to seek or obtain Operator's approval for any actions which Advisor, in its sole judgment, deems necessary or appropriate to respond to such situations, provided Advisor promptly thereafter reports such action to Operator in writing. Operator shall execute and deliver any and all applications and other documents that may be deemed by Advisor to be necessary or proper to be executed by Operator in connection with the operation of the MA Business.

SECTION 6. COOPERATION BETWEEN OPERATOR AND ADVISORAdvisor and Operator shall mutually cooperate with each other as follows:

     6.1 Mutual Cooperation and Restrictive Covenants. Advisor and Operator shall mutually cooperate with each other as follows:

          (a) Compliance - On and after the Commencement Date, neither Operator nor Advisor shall knowingly take any action or fail to take any action which may cause any governmental authority or third party payor having jurisdiction over the operation of the MA Business to institute any proceeding for the suspension, rescission or revocation of any necessary license, permit, consent, accreditation, certification or approval.

          (b) No Borrowing/Security Interest - Advisor, without the prior written consent of Operator in each instance (which consent may be withheld in Operator's sole and absolute discretion), shall not enter into any lease agreement with respect to the MA Business, borrow


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money in the name of or on behalf of the MA Business, or grant any party a security interest in or lien upon equipment, accounts receivable, or licenses and permits related to the operation of the MA Business.

          (c) Affiliate Agreements - Advisor, without the prior written consent of Operator in each instance (which consent shall not be unreasonably withheld or delayed), shall not enter into any agreement with respect to the MA Business with any third party providing goods or services to the MA Business that is an Affiliate of Advisor. In the event of Operator approval, shall have a thirty
(30) day termination without penalty provision.

          (d) Compliance With Law - Advisor and Operator shall each use its best efforts to abide by all relevant laws, ordinances, rules and regulations of federal, state and local governing authorities, and any third party payors.

          (e) Records - Operator and Advisor shall each afford the other reasonable access to records so as to permit the other to discharge its obligations hereunder. Operator and Advisor shall each use its best efforts to comply with all applicable federal and state laws and regulations relating to the confidentiality of medical records and other personal information. Operator and Advisor shall each treat information relating to the MA Business's financial condition, businesses, and operations as confidential provided, however, that Operator or Advisor may disclose information necessary to the performance of its obligations hereunder or as required by law or court order. For a period of four
(4) years after the termination of this Agreement, Operator and Advisor will provide each other with reasonable access to records relating to the subject matter of this Agreement.

     6.2 HIPAA Compliance. Advisor acknowledges that it is a "Business Associate" as defined by the Standards for Privacy of Individually Identifiable Health Information (the "Privacy Rule") under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). Advisor shall comply with HIPAA and protect the privacy of individually identifiable health information pursuant to the Privacy Agreement set forth in Exhibit A hereto, which is incorporated by this reference as if fully set out herein.

SECTION 7. FEES.

     7.1 Advisory Fee(a) Operator shall pay to Advisor an annual fee (the "Advisory Fee") equal to (i) five million dollars ($5,000,000) plus (ii) thirty percent (30%) of the Risk Adjustment Revenue (as defined below) of Operator for such year; provided however that in no event shall the Advisory Fee exceed fourteen million dollars ($14,000,000) for any year during the term of this Agreement.

          (b) During the first year of this Agreement, Operator shall pay to Advisor on the first day of each month one twelfth of the estimated Advisory Fee; such monthly fee is agreed to be one million one hundred thousand dollars ($1,100,000).

          (a) For the purposes of this section, Risk Adjustment Revenue shall be determined on an accrual basis in accordance with generally accepted accounting principles, consistently applied and:


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          For 2005 "Risk Adjustment Revenue" means, (x) total premiums ("Total
          Premiums") attributable to 2005 payable to the Operator and its subsidiaries by the Centers for Medicare & Medicaid Services ("CMS") pursuant to Medicare Advantage contracts with CMS adjusted as if the risk adjustment factor for 2005 were the average risk adjustment factor for the Operator reflected on the Monthly Membership Report from CMS reflecting the final determination of the risk adjustment factor for the Operator for the month ended December 31, 2005, less
          (y) Total Premiums recalculated utilizing a risk adjustment adjusted as if the risk adjustment factor for 2005 were the average risk adjustment factor for the Operator reflected on the Monthly Membership Report from CM for the month ended December 31, 2004.

          For each year thereafter "Risk Adjustment Revenue" means, (x) Total Premiums attributable to such year payable to the Operator and its subsidiaries by the CMS pursuant to Medicare Advantage contracts with CMS adjusted as if the risk adjustment factor for such year were the average risk adjustment factor for the Operator reflected on the Monthly Membership Report from CMS reflecting the final determination of the risk adjustment factor for the Operator for the last month of such year, less (y) Total Premiums recalculated utilizing a risk adjustment adjusted as if the risk adjustment factor for 2005 were the average risk adjustment factor for the Operator reflected on the Monthly Membership Report from CM for the month ended immediately prior to the start of such year.

          (b) In the event that this Agreement is terminated prior to the expiration of the Initial Term or any subsequent term, the Advisory Fee shall be equitability prorated.

          (c) Within thirty (30) days after the calculation of the actual Risk Adjustment Revenue for the prior calendar year, Operator shall remit to Advisor, or Advisor shall remit to Operator, as the case may be, without interest, any deficit or excess, as the case may be, in the Advisory Management Fee paid for the prior calendar year over the sum of all monthly installments of estimated fees for such period previously paid by Operator to Advisor.

     7.2 Expense Reimbursement. The Operator shall reimburse the Advisor for the reasonable out-of-pocket expenses (the "Expenses") incurred by the Advisor in the course of the performance of its duties under this Agreement, including travel, entertainment, professional fees and brokerage commissions (but excluding the administrative and overhead expenses of the Advisor, including all costs and expenses on account of rent, salaries paid to its employees and those of entities related to Advisor, wages and employee benefits, and accounting and administrative costs). The Company shall pay the Advisor for such expenses at the end of each month promptly upon the delivery by the Advisor of a corresponding invoice and appropriate documentation.

SECTION 8. TAXES. Any federal, state or local taxes, assessments or other governmental charges imposed on the MA Business and arising from Operator's period of ownership are the obligations of Operator, not of Advisor. Advisor shall pay or cause to be paid from the MA Business Operating Account all such taxes, assessments or other governmental charges. Advisor


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may (and at Operator's discretion, Advisor shall at the Operator's expense)
contest the validity or amount of any such tax or imposition on the MA Business.

SECTION 9. LICENSES, PERMITS, CERTIFICATIONS AND LEGAL PROCEEDINGS.

     9.1 Licenses, Permits and Approvals. Advisor, shall assist Operator in its application for, in the name of Operator, and to obtain and maintain, on behalf of Operator, all necessary licenses, certifications, accreditations, permits and approvals, and renewals thereof, to operate the MA Business to comply with all applicable laws, rules and regulations and to be eligible for participation in the Commonwealth's Reforma/Medicaid Program, the federal Medicare Program and third-party payor programs. Such assistance shall include preparation and filing of applications, financial projections and other materials reasonably related to the regulatory approvals; preparation for on-site inspections; preparation of plans of correction or consent orders; and review and recommendation of agreements. Any and all materials prepared by Advisor shall be subject to Operator's approval.

     9.2 Government Actions.. Neither Operator nor Advisor shall knowingly take any action or fail to take any action which such party knows will cause any governmental authority having jurisdiction over the operation of the MA Business to institute any proceeding for the suspension, termination, rescission or revocation of any necessary license, permit, accreditation, certification or approval. Advisor shall not knowingly take any action or fail to take action which Advisor knows will adversely affect Operator's right to accept and obtain payments under Medicare, Medicaid or any other public or private third party medical payment programs.

     9.3 Compliance. Operator shall comply with all federal, state and local laws, rules and regulations and requirements which are applicable to Operator provided that Operator, at its sole expense and without expense to Advisor, shall have the right to contest by proper legal proceedings the validity, so far as applicable to it, of any such law, rule, regulation or requirement, provided that such contest shall not result in a suspension of operations of the MA Business, and provided, further, Operator shall not be deemed to be in breach of this covenant if Operator's failure to comply with any such law, rule, regulation or requirement is the result of the gross negligence or willful misconduct of Advisor.

SECTION 10. TRANSACTIONS WITH SPECIALISTSIn addition to the other advisory services provided for in this Agreement, Advisor shall make available to the MA Business for consultation and advice, when necessary, specialists in accounting, budgeting, management, pharmacy services, personnel, purchasing, quality assurance, policies and procedures, and third-party reimbursement.

SECTION 11. REPRESENTATIONS AND WARRANTIESOperator and Advisor make the following representations and warranties to the other party:

     11.1 Status. The representing party is duly organized and validly existing in good standing under the laws of the jurisdiction of formation, and has all necessary power to carry on


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its business as now being conducted, to operate its properties as now being operated, to carry on its contemplated business, to enter into this Agreement and to observe and perform its terms.

     11.2 Authority and Due Execution. The representing party has full power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated by this Agreement. The execution of this Agreement by such party will not, with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of such party's: (i) organizational documents; or (ii) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body; or (iii) any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which such party is now a party or by which such party or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation of the representing party, enforceable against such party in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principles relating to or affecting the enforcement of creditors' rights.

     11.3 Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of the representing party, threatened against such party, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.

     11.4 Program Representations. With respect to any federal health care program as defined in section 1128B of the Social Security Act (42 U.S.C. 1320a-7b(f)) or any State or Commonwealth health care program as defined in section 1128B of the Social Security Act (42 U.S.C. 1320a-7b(h)) (collectively, the "Programs"), neither party, nor any individual with a direct or indirect ownership or control interest of five percent (5%) or more of such party, nor any director, officer, agent or employee of such party has ever (i) been debarred, suspended or excluded from any Program; (ii) been sanctioned under any Program; or (iii) had a civil monetary penalty levied under any Program. Each party covenants to immediately notify the other in writing if this representation is no longer true.

SECTION 12. TERMINATION.

     12.1 Operator's Right To Terminate. The occurrence of one or more of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall be a default. In that case, Operator shall deliver to Advisor a notice of default in the manner described in Section 13 demanding that the Advisor remedy the default. If such default shall not have been remedied, or steps initiated to remedy the same to the Operator's reasonable satisfaction, within thirty (30) days after Advisor's receipt of the notice of default, the Operator may terminate this Agreement, by delivering in, the manner described in Section 12.5, written notice of termination with an effective date not less than fourteen (14) days thereafter. Matters constituting a default are:

          (a) failure on the part of the Advisor duly to observe or perform any of the covenants or agreements made by Advisor under this Agreement;


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          (b) entry of a decree or order for relief in respect of the Advisor in a court having jurisdiction in an involuntary case under applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Advisor or for any substantial part of the property of the Advisor or ordering the winding up or liquidation of the affairs of the Advisor, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

          (c) commencement by the Advisor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Advisor or for any substantial part of the property of the Advisor, or the Advisor shall make any general assignment for the benefit of creditors;

          (d) If the Advisor is excluded by the United States Department of Health and Human Services from participating in the Medicare and Medicaid Programs, or is prevented by any administrative or judicial determination from performing its duties hereunder;

          (e) If for any reason performance of the obligations under this Agreement is made impossible by operation of or requirement of law;

          (f) If Advisor is convicted of any felony; or

          (g) willful misconduct, fraud or gross negligence in connection with its management responsibilities hereunder.

     In addition, although not an Event of Default, if Operator leases or sells the MA Business to another operator, Operator may terminate this Agreement with thirty (30) days prior written notice to Advisor.

     12.2 Advisor's Right To Terminate.

Advisor may by giving thirty (30) days prior written notice to Operator, terminate this Agreement upon the following occurrences:

          (a) If Operator defaults in the prompt and full performance of any other of the covenants, obligations or agreements hereunder, and fails to correct such failure within thirty (30) days of receipt of written notice from the Advisor of such default (unless such default cannot reasonably be cured within thirty (30) days, in which event such period shall be extended for an additional thirty (30) days, provided the Operator shall have commenced in good faith to cure such default within the first such thirty (30) day period and shall proceed with all due diligence to correct such default thereafter).

          (b) If Operator fails to pay Advisor any fee due under this Agreement within thirty (30) days when due;

          (c) If the Operator is excluded by the United States Department of Health and Human Services from participating in the Medicare and Medicaid Programs; failure on the part


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of the Advisor duly to observe or perform any of the covenants or agreements made by Advisor under this Agreement;

          (d) entry of a decree or order for relief in respect of the Operator in a court having jurisdiction in an involuntary case under applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Operator or for any substantial part of the property of the Operator or ordering the winding up or liquidation of the affairs of the Operator, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

          (e) commencement by the Operator of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Operator or for any substantial part of the property of the Operator, or the Operator shall make any general assignment for the benefit of creditors;

          (f) If for any reason performance of the obligations under this Agreement is made impossible by operation of or requirement of law;

          (g) If Operator is convicted of any felony; or

          (h) willful misconduct, fraud or gross negligence in connection with its management responsibilities hereunder.

     12.3 Transitional Obligations. In the event of the termination of this Agreement, Advisor shall cooperate with Operator in transferring its services to a new Advisor identified by Operator or to Operator. Advisor agrees to work cooperatively with the new Advisor or Operator until all responsibilities are effectively transferred. Upon termination and to the extent not in the possession of the MA Business, Advisor shall provide to the MA Business copies or originals of all books and records relating to the operation of the MA Business. Such documents, records and information shall be timely provided upon receipt of a written request and shall be provided in a form that is reasonably useable and acceptable. In the event that any such books and records are in computer useable form, Advisor shall provide Operator and the new Advisor with reasonable access to such information including, without limitation, a copy of the electronic records of the MA Business in the Advisor's possession.

     12.4 Effect of Termination. Upon any termination of this Agreement for any reason whatsoever (i) all amounts payable to Advisor from Operator under this Agreement or otherwise shall be immediately due and payable, including, without limitation, all accrued but unpaid fees and expenses which accrued prior to such termination but have not yet been paid to Advisor.

     12.5 Notices. Any notice, communication or demand requiring or permitted to be given under this Agreement shall be in writing (including facsimile communications) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by facsimile transmission or by personal delivery. All notices shall be sent to the applicable party at the following addresses addressed as follows:


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

     To Operator, by addressing the same to:

          MMM Healthcare, Inc.
          350 Chardon Avenue, Suite 500
          Torre Cardon
          San Juan, PR 00918-2137
          Telecopy: 787-622-0470
          Telephone: 787-622-0479

     To Advisor by addressing the same to:

          MMM Holdings, Inc.
          c/o Aveta Health
          411 Hackensack Avenue, 7th Floor
          Hackensack, NJ 07601
          Attention: Timothy O'Donnell
          Telecopy: 201-346-8410
          Telephone: 201-346-8406

Any such properly given notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of facsimile communication, one business day after delivery to a nationally recognized overnight courier, or five business days after deposit in the mail, return receipt requested.

SECTION 13. COSTS AND EXPENSES; INDEMNITY AND INSURANCE.

     13.1 Costs and Fees. Except as otherwise expressly provided in this Agreement, all fees, costs, expenses and purchases arising out of, relating to or incurred in the operation of the MA Business, including, without limitation, the fees, costs and expenses of consultants and professionals, shall be the sole responsibility of Operator. Except as otherwise expressly provided in this Agreement, Advisor, by reason of the execution of this Agreement or the performance of its services under this Agreement, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Operator whatsoever, arising out of or relating to the MA Business or incurred at any of its administrative offices in the performance of its obligations hereunder. Advisor shall have no obligations to advance any sums required to maintain necessary licenses and permits and to otherwise keep the MA Business operating as a pharmacy business, without assurances that the necessary funds for the discharge of any such liability of any such obligation will be punctually paid by Operator.

     13.2 Indemnification by Operator. Operator shall indemnify and hold Advisor harmless from and against any and all claims, losses, costs, damages, and liabilities, including reasonable attorneys' fees, incurred, caused or occasioned by, in connection with or arising out of gross negligence or willful misconduct of Operator, except if such claim, loss, cost, damage or liability results from the gross negligence or willful misconduct of Advisor.


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

     13.3 Indemnification by Advisor. Advisor shall indemnify and hold Operator harmless from and against any and all claims, losses, costs, damages, and liabilities, including reasonable attorneys' fees, incurred, caused or occasioned by, in connection with or arising out of the gross negligence or willful misconduct of Advisor, its agents, employees or contractors, including, without limitation, Advisor's violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement, except if such claim, loss, cost, damage or liability results from the gross negligence or willful misconduct of Operator.

SECTION 14. MISCELLANEOUS.

     14.1 Government Regulations In accordance with its obligations under this Agreement, Operator and Advisor shall operate and maintain the MA Business in compliance with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the MA Business. Notwithstanding anything to the contrary contained in this Agreement, in the event that any Medicare and/or Medicaid law, rule, regulation or payment policy, or any other applicable law or regulation, or any interpretation thereof, at any time, is modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the terms of this Agreement, or by virtue of the existence of this Agreement has or will have a material adverse affect on either party, then Operator and Advisor agree to negotiate in good faith to amend this Agreement in a manner consistent with such change and the intent of the parties. If for any reason any term or condition of this Agreement is found to be invalid or contrary to government laws, rules, regulations or orders, Operator and Advisor agree to immediately and in good faith modify such term or condition to comply with such government law, rule, regulation or order.

     14.2 Limitations Each party's liability hereunder shall be limited to actual damages suffered as a direct and proximate result of the other party's breach under any provision of this Agreement. Advisor makes no warranties, express or implied, and shall not assume any financial or other responsibilities in connection with its obligations under this Agreement, except as specifically provided in this Agreement.

     14.3 Assignment. Neither Advisor nor Operator shall assign its rights or obligations under this Agreement without prior written consent of the other, except that Operator may at any time assign its rights and obligations under this Agreement to any party acquiring substantially all of its assets, stock or membership interest.

     14.4 Retention of Control by Operator. Operator shall at all times continue to exercise control over the assets and operations of the MA Business and Advisor shall perform its responsibilities as described in this Agreement. By entering into this Agreement, Operator does not delegate to Advisor any of the powers, duties and responsibilities vested in the Operator by law, or by its governance documents.

     14.5 Force Majeure. Neither Advisor nor Operator shall be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations under this Agreement for any reason beyond its control including, without limitation, strikes, lockouts, acts of God, unavailability of patients, personnel or supplies, unforeseen changes in statutes, regulations or rules of appropriate governmental or other regulatory authorities.

     14.6 Binding Agreement. The terms, covenants, conditions, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of Operator and Advisor, their successors and assigns.

     14.7 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Operator and Advisor with respect to the MA Business. Advisor at all times shall act as an independent contractor to the Operator and shall not hold itself out to third parties as a partner, joint venturer, or employee of the Operator.

     14.8 Entire Agreement; Amendments. This Agreement (including the Exhibits attached to and a part of this Agreement) contains the entire agreement between the parties hereto with respect to the subject matter, and no prior oral or written, and no contemporaneous oral, representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Operator and Advisor.

     14.9 Captions and Headings. The captions and headings throughout this Agreement are for convenience of reference only, and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Agreement nor in any way affect this Agreement.

     14.10 Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Puerto Rico applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

     14.11 Arbitration of Disputed Matters. Any dispute, controversy, or claim arising out of or relating to this Agreement (a "Controversy"), shall be settled by an arbitration panel (the "Arbitration Panel") in accordance with the American Arbitration Association ("AAA") Rules of Procedure for Arbitration, such arbitration to be held in San Juan, Puerto Rico.

          (a) The Arbitration Panel shall consist of one arbitrator selected by agreement of Advisor and Operator. If they are unable to agree on such selection, the Arbitration Panel shall consist of one arbitrator selected by each of the parties hereto and the arbitrators thus selected shall select one additional neutral arbitrator. No such arbitrator shall be a current or former officer, director, member, shareholder or employee, or be serving in any current capacity or within the two years prior to selection as an agent of, any party hereto or any of its affiliates. If the matter involves accounting matters the arbitrators shall be representatives of a firm or firms specializing in accounting in the area of Health Plan operations.

          (b) It is agreed that if any party shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time. The parties shall bear equally all costs of said arbitration (other than their own attorney's fees and costs). The prevailing party in such arbitration shall be entitled to reimbursement for its reasonable costs and expenses (including reasonable attorney's fees) as part of any award. The arbitration panel shall not have the authority to award punitive or exemplary damages. The parties agree that the decision and award of the Arbitration Panel shall be final and conclusive upon the parties, in lieu of all other legal, equitable or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitration Panel shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

     14.12 Maintenance of Books, Records and Documents. Pursuant to section 1395x(v)(1)(l) of Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four years after the termination of this Agreement, Advisor shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services, the Comptroller General of the United States General Accounting Office, or the applicable state agencies or departments, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Advisor under this Agreement. Advisor shall immediately notify Operator if such access is requested. Advisor further agrees that in the event it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand Dollars ($10,000) or more over a 12 month period, such subcontract shall contain a clause identical to that contained in the first sentence of this Section.

          (a) Until the expiration of ten (10) years after the furnishing of services pursuant to this Agreement, Advisor shall, as provided in section 1395x(v)(1)(l) of Title 42 of the United States Code and regulations promulgated thereunder make available, upon written request, to the Secretary of the United States Department of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Advisor that are necessary to verify the nature and extent of the costs of any services furnished pursuant to this Agreement for which payment may be made under the Federal Medicare Program.

          (b) If Advisor carries out any of the duties of this Agreement through a subcontract or subcontracts with an aggregate value or cost of Ten Thousand Dollars ($10,000) or more over a 12 month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall, as provided in section 1395x(v)(1)(l) of Title 42 of the United States Code, make available, upon written request, to the above referenced Federal officials, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such organization that are necessary to verify the nature and extent of the costs of any services furnished pursuant to such subcontract or subcontracts for which payment may be made under the Medicare program.

     14.13 Further Assurances. At any time and from time to time during the term of this Agreement, at either party's request, each party shall promptly execute and deliver all such further agreements, certificates, instruments and documents, including a certificate of Operator in a form reasonably satisfactory to Advisor stating that this Agreement is in effect with respect to,


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

and is binding against, Operator, and each party shall perform such further actions, as the other party may reasonably request in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement. In all matters referred to in this Agreement where a party's consent or approval is required, such party agrees that it will not unreasonably withhold or delay its consent or approval and where a party is required to exercise any discretion or to make any determinations or judgments, such determinations or judgments shall be reasonable.

     14.14 Certain Definitions.

          (a) Affiliate. The term "Affiliate," as used in this Agreement, means a person that, directly or indirectly, controls or is controlled by, or is under common control with, the person specified.

          (b) Person. The term "person," as used in this Agreement means any individual, sole proprietorship, joint venture, corporation, partnership, governmental body, regulatory agency or other entity of any nature.

     14.15 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     14.16 Waivers. No party's waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further and continuing waiver by such party of any such term, provision or condition of this Agreement.

     14.17 No Third-Party Rights. This Agreement shall not confer any rights or benefits to or upon any person or entity not a party to this Agreement.

     14.18 Surviving Obligations. Upon termination or expiration of Operator's appointment of Advisor under this Agreement, Advisor's obligation to provide services and Operator's obligations to pay for such services provided shall cease after such termination or expiration date. Other terms and provisions of this Agreement shall survive any such termination or expiration to the extent necessary for the implementation thereof.

     14.19 No Personal Liability. Neither this Agreement nor any term or provision hereof shall create any personal liability whatsoever on the part of any officer, director, Advisor, shareholder, partner, member, trustee, or employee of any party hereto.


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

     14.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf their duly authorized representatives, as of the day and year first above written.

MMM HOLDINGS, INC.                      MMM HEALTHCARE, INC.


By: /s/ Howard Kamins                   By: /s/ Lawrence M. Dunn
    ---------------------------------       ------------------------------------
    Howard Kamins                           Lawrence M. Dunn
    Vice President                          Vice President


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

                                    EXHIBIT A
                                PRIVACY AGREEMENT

1.   Terms and Terminology.

     1.1 Terms. Terms used, but not defined in this Privacy Agreement shall have the same meaning as those terms in 45 C.F.R. Part 160 and Part 164, Subparts A and E.

     1.2 Privacy Rule. "Privacy Rule" shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Part 160 and Part 164, Subparts A and E.

2.   Obligations and Activities of Advisor

     2.1 Advisor agrees not to use or further disclose Protected Health Information other than as permitted or required by this Privacy Agreement or as required by law.

     2.2 Advisor agrees to use appropriate safeguards to prevent use or disclosure of Protected Health Information other than as provided for by this Privacy Agreement or the Privacy Rule.

     2.3 Advisor agrees to mitigate, to the extent practicable, any harmful effect that is known to Advisor of a use or disclosure of Protected Health Information in violation of the Privacy Rule.

     2.4 Advisor agrees to report to Operator any use or disclosure of Protected Health Information made in violation of the Privacy Rule.

     2.5 Operator shall prepare a Notice of Information Practices for the MA Business in accordance with 45 C.F.R. Section 164.520 and provide a copy to Advisor.

     2.6 Advisor shall ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by Advisor in each case on behalf of Operator, agrees to the same restrictions and conditions that apply through this Privacy Agreement to Advisor with respect to such information.

     2.7 Advisor agrees to provide access, at the request of Operator, and in the time and manner designated by Operator, to Protected Health Information in a Designated Record Set, to Operator or, as directed by Operator, to an Individual in order to meet the requirements of 45 C.F.R. Section 164.524.

     2.8 Advisor agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that Operator directs or agrees to pursuant to 45 C.F.R. Section 164.526 at the request of Operator or an Individual, and in the time and manner designated by Operator.


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

     2.9 Advisor agrees to make internal practices, books, and records relating to the use and disclosure of Protected Health Information received from, or created or received by Advisor on behalf of, Operator available to the Operator, or at the request of, Operator to the Secretary of HHS (the "Secretary"), in a time and manner designated by the Operator or the Secretary, for the purposes of the Secretary determining the Operator's compliance with the Privacy Rule.

     2.10 Advisor agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Operator to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR Section 164.528.

     2.11 Advisor agrees to provide to Operator or an Individual, in the time and manner designated by Operator, information collected in accordance with
Section 2.12 of this Privacy Agreement, to permit Operator to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR Section 164.528.

3.   Permitted Uses and Disclosures by Advisor.

     Except as otherwise limited in this Privacy Agreement, Advisor may use or disclose Protected Health Information to perform functions, activities, or services for itself and/or on behalf of Operator as specified in the Advisory Services Agreement into which this Privacy Agreement has been incorporated by reference (the "Service Agreement"), provided that such use or disclosure would not violate the Privacy Rule if done by Operator.

4.   Obligations of Operator.

     4.1 Operator shall notify Advisor of any restriction to the use or disclosure of Protected Health Information to which Operator has agreed in accordance with 45 C.F.R. Section 164.522.

     4.2 Operator shall not request Advisor to use or disclose Protected Health Information in any manner that would not be permissible under the Privacy Rule if done by Operator.

5.   Term and Termination.

     5.1 Term. The Term of this Privacy Agreement shall be effective as of the Commencement Date of the Service Agreement and shall terminate when all of the Protected Health Information provided by Operator to Advisor, or created or received by Advisor on behalf of Operator, is destroyed or returned to Operator, or, if it is not feasible to return or destroy Protected Health Information, protections are extended to such information, in accordance with the termination provisions of this Section 5.

     5.2 Effect of Termination.

     (a) Except as provided in paragraph (b) of this Section 5.3, upon termination of the Service Agreement for any reason, Advisor shall return or destroy all Protected Health Information received from Operator, or created or received by Advisor on behalf of Operator. This Section 5.2(a) shall apply to Protected Health Information that is in the possession of


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

subcontractors or agents of Advisor. Advisor shall retain no copies of Protected Health Information.

     (b) In the event that Advisor determines that returning or destroying such Protected Health Information referred to in Section 5.2(a) is not feasible, Advisor shall provide to Operator notification of the conditions that make return or destruction not feasible. Upon mutual agreement of the parties that return or destruction of the Protected Health Information is not feasible, Advisor shall extend the protections of this Privacy Agreement to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Advisor maintains such Protected Health Information.

6.   Miscellaneous.

     6.1 Regulatory References. A reference in this Privacy Agreement to a section in the Privacy Rule means the section as in effect or as amended, and for which compliance is required.

     6.2 Amendment. Advisor and Operator agree to take such action to amend this Privacy Agreement as is necessary for Operator to comply with the requirements of the Privacy Rule and the Health Insurance Portability and Accountability Act of 1996.

     6.3 Survival. The respective rights and obligations of Advisor under
Section 5 of this Privacy Agreement shall survive the termination of this Privacy Agreement and the Service Agreement.

     6.4 Interpretation. Any ambiguity in this Privacy Agreement shall be resolved in favor of a meaning that permits Operator to comply with the Privacy Rule.


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